UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 11, 2015

AKERS BIOSCIENCES, INC.

(Exact name of registrant as specified in its charter)

New Jersey	333-190456	22-2983783
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

201 Grove Road

Thorofare, NJ 080086

(Address of Principal Executive Offices)

(856) 848-2116

Registrant’s telephone number, including area code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Director

On November 11, 2015, at a special meeting of the Board of Directors of the Company (the “Board”), the Board appointed Dr. Raza Bokhari as director of the Company, effective immediately.

Dr. Raza Bokhari, age 48

Dr. Raza Bokhari, age 48, has over 24 years of experience in healthcare senior management. Previously, he has been involved in five companies, also in the healthcare sector, holding positions including Chairman, Chief Executive Officer (CEO), President and Chief Development Officer (CDO). From Jan 2001 through May 2007, Dr. Bokhari was President and CEO of Lakewood Pathology Associates Inc., a national provider of anatomic pathology and diagnostic services company. From April 2003 to May 2008, he was the President and CEO of Parkway Clinical Laboratories (PCL), a national clinical reference laboratory with a focus on serving pain management specialists, behavioral health providers, and anti-aging and wellness providers. Dr. Bokhari again joined PCL in May 2013 to present day and serves as the Chairman and CEO. From May 2008 to May 2009, Dr. Bokhari was the Chief Development officer of Rosetta Genomics (ROSG) a publicly traded, microRNA-based diagnostic testing company. He also serves as Vice Chairman of the World Affairs Council of Philadelphia and is a Trustee of the esteemed Foreign Policy Research Institute. He has previously served as Trustee of Franklin Institute. Dr. Bokhari has a Doctor of Medicine degree from University of Punjab, Rawalpindi Medical College, Pakistan and an Executive MBA from the Fox School of Business, Temple University in Philadelphia, PA.

In evaluating Dr. Bokhari’s experience, qualifications, attributes and skills in connection with his appointment to the Board, the Company took into account his extensive experience in the healthcare and medical diagnostic industries.

Family Relationships

Dr. Bokhari does not have any family relationships with a current officer or director of the Company.

Related Party Transactions

There are no related party transactions.

Item 9.01 Financial Statements and Exhibits.

(c) Exhibits

Exhibit No.	Description

99.1*	Press Release

*filed herewith

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AKERS BIOSCIENCES, INC.

Date: November 16, 2015	By:	/s/ Raymond F. Akers, Jr., PhD
Raymond F. Akers, Jr., PhD
Executive Chairman